EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into this 31st day of December, 2008 (the “Effective Date”), by and among Coastal Banking Company, Inc. (the “Company”), CBC National Bank (formerly known as and currently doing business as First National Bank of Nassau County), a national banking association (the “Bank”) (the Company and the Bank are collectively referred to herein as the “Employer”), and Michael G. Sanchez (the “Executive”).

WHEREAS, pursuant to the agreement and plan of merger (the “Merger Agreement”) dated as of April 6, 2005 by and between the Company and First Capital Bank Holding Corporation (“First Capital”), First Capital merged with and into the Company.

WHEREAS, the Executive is currently a party to an employment agreement dated April 6, 2005 (the “Prior Agreement”) with the Employer which was effective upon the date of the consummation of the Merger pursuant to the Merger Agreement (the “Merger Effective Date”);

WHEREAS, the Executive is willing to terminate his interests and rights under the Prior Agreement in consideration for entering into a new employment agreement with the Employer;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein including without limitation Section 5(a)(iv), $10.00, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that on the Effective Date:

1.

Interpretation with Other Agreements.  This Agreement supersedes the Prior Agreement in its entirety and is the only agreement between Executive and Employer with respect to the general terms and conditions of Executive’s employment with Employer.  However, this Agreement shall not be construed as superseding any other written compensatory benefit plan, arrangement or agreement that is in effect on the Effective Date.

2.

Employment.  The Employer shall employ the Executive, and the Executive shall serve the Employer, as President and Chief Executive Officer of the Company and President and Chief Executive Officer of the Bank upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities as are consistent with his position and which may be set forth in this Agreement or assigned by the Board of Directors of the Company or the Bank (each a “Board”) from time to time. The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with the Employer’s policy. The Executive may devote reasonable periods of time to perform charitable and other community activities and to manage his personal investments; provided, however, that such activities will not materially interfere with the performance of his duties hereunder and will not be in conflict or competitive with, or adverse to, the interests of the Employer. Under no circumstances will the Executive work for any competitor or have any financial interest in any competitor of the Employer; provided, however, that the Executive may invest in up to 1% of the publicly-traded stock or securities of any company whose stock or securities are traded on a national exchange.

3.

Term.  Unless earlier terminated as provided herein, the Executive’s employment under this Agreement commenced on the Merger Effective Date and shall be for a term (the “Term”) of five years. Upon the expiration of the Term (and successive one year terms), if this Agreement is not terminated by either party at least 90 days before it would expire, it shall automatically renew for successive one year extensions until terminated as set forth in this paragraph or elsewhere in this Agreement.

4.

Compensation and Benefits.

a.  Salary.  Employer shall pay the Executive a base salary at a rate of $201,000 per annum. The Board (or an appropriate committee of the Board) shall review the Executive’s base salary at least annually, focusing primarily upon the Bank’s size and performance, and the Board may increase the Executive’s base salary if the Board determines in its sole discretion that an additional increase is appropriate

b.  Bonus.  For a given fiscal year during the Term, the Executive shall be eligible to receive a cash bonus equaling up to 5% of the net pretax income of the Company for that fiscal year (determined in accordance with generally accepted accounting principals), provided that, (i) the overall condition of the Bank must be “satisfactory” in the most recent report of the Bank released by the Office of the Comptroller of the Currency; (ii) the Bank’s most recent Uniform Financial Institution Rating shall be at least “2”; and (iii) the Bank shall be “well capitalized” (the “Bonus Plan”). Any bonus payable for a fiscal year pursuant to this Section 4(b) shall be paid on or after January 1 and on or before March 15 of the succeeding fiscal year, unless the bonus can not reasonably be calculated by March 15 in which case as soon as administratively practicable after March 15 but not later than April 30 of such fiscal year.  So long as Employer continues the Executive Supplemental Retirement Income Agreement for Michael Sanchez between the Executive and the Bank dated October 20, 2004 or a deferred compensation plan providing substantially similar benefits, then any bonus paid under the Bonus Plan as set forth in this paragraph shall not exceed 50% of Executive’s then current base salary.

c.  Insurance.  During the Term, Employer shall pay for the premiums necessary to maintain the Executive’s life insurance policy identified as Prudential policy number L8345722, with Executive’s estate being the beneficiary of 50% of the proceeds and Employer being the beneficiary of 50% of the proceeds. Additionally, Employer shall pay for the premiums on Executive’s Long Term Disability insurance policy in existence on the date hereof identified as Auto Owners policy number 0250447000.

d.  Company Car.  During the Term, Executive shall be entitled to the use of an automobile supplied by Employer. The automobile shall be of a size and quality mutually agreed upon by the parties and consistent with the make and quality of the automobile used by the Executive on the date hereof. The Employer shall make a new automobile available for the use of the Executive no less frequently than every three years.

e.  Stock Options.  The Executive shall continue to be eligible to participate in the Bank’s long-term equity incentive program and be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by the Company, provided that the grant of any such awards is not required by this Agreement. Nothing herein shall be deemed to preclude the granting to the Executive of warrants or options under a director option plan in addition to the options granted hereunder.

f.  Other Benefits.  In addition to the benefits set forth in Sections 4(c) through (e) above, the Executive shall participate in any other retirement, welfare, deferred compensation, life and health insurance, and other benefit plans or programs of the Employer now or hereafter applicable to the Executive or applicable generally to employees of the Employer, as determined by the Board of Directors of the Company.

g.  Expenses.  The Employer shall continue to reimburse the Executive for reasonable travel and other expenses related to the Executive’s duties which are incurred and accounted for in accordance with the Employer’s standard business practices.

h.  Rules Governing Reimbursements and In-Kind Benefits.  All expenses eligible for reimbursement and all in-kind benefits provided under this Section 4 must be incurred by or provided to, as applicable, the Executive during the Term of this Agreement (including, to the extent applicable, the Continuation Period (as defined below)) for the Executive to be eligible for the reimbursement or the in-kind benefit.  All taxable reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred, nor shall the amount of taxable, reimbursable expenses incurred or in-kind benefits provided in one taxable year affect the expenses eligible for reimbursement or the in-kind benefits provided, as applicable, in any other taxable year.  The right to a taxable reimbursement or an in-kind benefit under this Agreement will not be subject to liquidation or exchange for another benefit.

5.

Termination.

a.

The Executive’s employment under this Agreement may be terminated prior to the end of the Term only as follows:

(i)

upon the death of the Executive;

(ii)

upon the disability of the Executive for a period of no less than 180 consecutive days which, in the opinion of the Board, renders him unable to perform the essential functions of his job and for which reasonable accommodation is unavailable (or, if less than 180 days, until the Executive becomes eligible for payments under the long-term disability policy covering the Executive).  For purposes of this Agreement, a “disability” is defined as a physical or mental impairment that substantially limits one or more major life activities, and a “reasonable accommodation” is one that does not impose an undue hardship on the Employer;

(iii)

upon the determination by the Employer of Cause for termination, in which event such employment may be terminated by written notice at the election of the Employer;

(iv)

by the Executive for Good Reason pursuant to (A) Section 5(e) or (B) Section 5(f), as applicable;

(v)

by the Employer by written notice for any reason other than Cause, the Executive’s death, or the Executive’s disability (termination “Without Cause”), or

(vi)

by written notice by the Executive for any reason (a “Resignation”).

b.

If the Executive’s employment is terminated because of the Executive’s death, the Executive’s estate shall receive within fifteen (15) days after his death any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred, plus any bonus earned or accrued under the Bonus Plan through the date of death (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Executive’s death equal to the Executive’s target bonus for the fiscal year in which the death occurs multiplied by a fraction, the numerator of which is the number of days in such fiscal year during which the Executive was employed and the denominator of which is 365.

c.

If the Employer determines that the Executive is subject to a disability, then during the period leading up to the termination of the Executive’s employment by the Employer as a result of disability, the Employer shall continue to employ the Executive and he shall continue to receive compensation and benefits provided for by this Agreement through the date the Employer terminates the Executive’s employment.  The Executive’s employment hereunder shall not be terminated by the Employer due to the Executive’s disability prior to the time the Executive becomes eligible for payments under the long-term disability policy covering the Executive.

d.

If the Executive’s employment is terminated by the Employer for Cause as provided above, or in the event of a Resignation (except under the circumstances described in Sections 5(e) or 5(f)), the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination or Resignation, but Executive will thereby forfeit any rights in any unpaid bonus, including, without limitation, any bonus amounts awarded for previous years which were not yet vested and any share of any bonus with respect to the current fiscal year which had been earned as of the date of such termination or Resignation.

e.

If the Executive’s employment is terminated Without Cause or the Executive effects a Resignation for Good Reason pursuant to Section 5(a)(iv)(A), the Employer shall: (i) pay to the Executive within fifteen (15) days (A) any sums due him as base salary and/or reimbursement of expenses through the end of the month during which the termination or Resignation occurred, (B) any bonus earned or accrued under the Bonus Plan through the date of termination or Resignation (including any amounts awarded for previous years but which were not yet vested) and (C) a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Executive’s termination or Resignation equal to the Executive’s target bonus for the fiscal year in which the termination or Resignation occurs multiplied by a fraction, the numerator of which is the number of days in such fiscal year during which the Executive was employed and the denominator of which is 365; (ii) pay to the Executive within fifteen (15) days a cash amount in a lump sum equal to two hundred percent (200%) of his then-current annual base salary; and (iii) convey to Executive the vehicle then provided to him pursuant to this Agreement free of any liens within fifteen (15) days following the Executive’s termination or Resignation.

f.

If Executive’s employment is terminated (i) upon or following a Change in Control for any reason upon delivery by the Executive of notice to the Employer within a twelve-month period after the effective date of the Change in Control, (ii) by the Executive for Good Reason in connection with a Change in Control pursuant to Section 5(a)(iv)(B); or (iii) by the Employer Without Cause in connection with a Change in Control, then, in addition to other rights and remedies available in law or equity, the Employer shall (i) pay to the Executive within fifteen (15) days (A) any sums due him as base salary and/or reimbursement of expenses through the end of the month during which the termination or Resignation occurred, (B) any bonus earned or accrued under the Bonus Plan through the date of termination or Resignation (including any amounts awarded for previous years but which were not yet vested) and (C) a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Executive’s termination or Resignation equal to the Executive’s target bonus for the fiscal year in which the termination or Resignation occurs multiplied by a fraction, the numerator of which is the number of days in such fiscal year during which the Executive was employed and the denominator of which is 365; (ii)  convey to Executive the vehicle then provided to him pursuant to this Agreement free of any liens within fifteen (15) days following the Executive’s termination or Resignation; and (iii)  pay the Executive a cash amount in a lump sum equal to equal to 2.99 times the average of the Executive’s three (3) highest calendar years of annual compensation, as reported in Box 1 of Form W-2, during the five-consecutive calendar year period ending immediately prior to the calendar year in which the termination or Resignation occurs.  Any termination of the Executive’s employment described in clauses (ii) or (iii) above which occurs within ninety (90) days prior to a Change in Control but which the Executive reasonably demonstrates (x) was at the request of a third party, or (y) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall be deemed to be “in connection with” a Change in Control for purposes of this Agreement, notwithstanding that it occurred prior to the Change in Control.

g.

With the exceptions of the provisions of this Section 5, and the express terms of any benefit plan under which the Executive is a participant, upon termination of the Executive’s employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits

(exclusive of COBRA benefits). At the time of termination of employment, the Executive shall enter into a form of release acknowledging such remaining obligations and discharging the Employer, as well as the Employer’s officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive’s employment by the Employer, including the circumstances of such termination.

h.

Notwithstanding Section 5(g) of this Agreement, if the Executive’s employment is terminated in accordance with Section 5(e) or (f) of this Agreement, subject to any generally limiting provisions of any employee benefit plan pursuant to which such benefits are provided, Employer shall at its expense continue for a period of twelve (12) months following the date of such termination (the “Continuation Period”) on behalf of Executive the benefits provided (x) to Executive at any time during the 90-day period immediately prior to the date of his termination or of the Change in Control, as applicable, or at any time thereafter or (y) to other similarly situated employees who continue in the employ of Employer during the Continuation Period.  The benefits (including deductibles and costs) provided during the Continuation Period shall be no less favorable to Executive than the most favorable of such benefits during any of the periods referred to in clauses (x) and (y) above.  Employer’s obligation with respect to the foregoing benefits shall be limited to the extent that Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case Employer may reduce the coverage of any benefits it is required to provide Executive as long as the aggregate benefits of the combined benefit plans is no less favorable to Executive than the benefits required to be provided under this provision.  This Section shall not be interpreted so as to limit any benefits to which Executive may be entitled under any of Employer’s employee benefit plans, programs or practices following Executive’s termination of employment, including without limitation, retiree medical and life insurance benefits.  Employer shall not, by virtue of this provision, be under any obligation to continue to maintain any particular plan or program.

If any benefit, including any reimbursement or in-kind benefit, described in the immediately preceding paragraph:

(i)

is not excludible from the Executive’s gross income;

(ii)

is not for an expense the Executive could otherwise deduct under Section 162 or 167 of the Internal Revenue Code of 1986, as amended (the “Code”) as business expenses incurred in connection with the performance of services (ignoring any applicable limitation based on adjusted gross income);

(iii)

is not for reasonable outplacement or moving expenses actually incurred by the Executive and directly related to the termination of his services for the Employer;

(iv)

is not for a medical expense the Executive could otherwise deduct under Code Section 213 (disregarding the requirement of Section 213(a) that the deduction is available only to the extent that such expenses exceed 7.5 percent of adjusted gross income) during the COBRA period applicable or otherwise applicable to the Executive; or

(v)

if not otherwise excluded pursuant to (i) through (iv) above, does not, in the aggregate with all other non-excludible benefits, exceed the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the Executive’s termination of employment, then, notwithstanding anything in the first paragraph of this Section 5(h) to the contrary, the payment of any such benefit by the Employer shall be made in accordance with the rules described in Section 4(h) above, subject to any delay required by Section 5(p) below.

i.

In the event that the Executive’s employment is terminated for any reason and the Executive serves as a director of the Company, the Bank, or any other subsidiary of the Company, the Executive shall (and does hereby) tender his resignation from such positions effective as of the date of termination.

j.

The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Code Section 280G(b) and any regulations thereunder. In the event that the Employer’s independent accountants acting as auditors for the Employer on the date of a Change in Control determine that the payments provided for herein and other arrangements among the parties constitute “excess parachute payments,” then the Executive’s compensation payable hereunder shall be decreased, so as to equal an amount that is $1.00 less than three times the Executive’s “base amount,” as that term is defined in Code Section 280G(b). In the event the payments are required to be reduced pursuant to this Section, the last payments in time shall be reduced first.

k.

For purposes of this Agreement, the terms “termination” and “termination of employment” (and variations thereof) shall mean the Executive’s “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations under Code Section 409A, as amended, applying the default terms thereof.

l.

Notwithstanding anything to the contrary herein, if the Executive is suspended or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under section 8(e)(3) or (g)(1) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1)), the Employer’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (i) pay the Executive all or part of the compensation withheld while the obligations under this

Agreement were suspended and (ii) reinstate (in whole or in part) any of such obligations which were suspended.

m.

Notwithstanding anything to the contrary herein, if the Executive is removed or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under section 8 (e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) or (g)(1)), all obligations of the Executive under this Agreement shall terminate as of the effective date of the order, but any vested rights of the parties hereto shall not be affected.

n.

Notwithstanding anything to the contrary herein, if the Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this Section 5(n) shall not affect any vested rights of the parties hereto.

o.

Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

p.

Notwithstanding anything to the contrary herein, if the Executive is a “specified employee” within the meaning of Code Section 409A and the regulations and related guidance thereunder at the date of the Executive’s termination of employment, then such portion of the payments that would result in a tax under Code Section 409A if paid during the first six (6) months after termination of employment shall be suspended, starting with the payments latest in time during such six (6)-month period, and paid to the Executive in a single lump sum during the earlier of (A) the seventh month following the date of the Executive’s termination of employment or (B) the fifteen-day period following the Executive’s death.  “Payment” for this purpose includes, but is not limited to, any transfer of ownership of the vehicle provided to Executive under Section 4(d) above and any payment of any non-excludible benefit described in Section 5(h) above.

6.

Ownership of Work Product.    The Employer shall own all Work Product arising during the course of the Executive’s employment (prior, present or future). For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights, in any programming, documentation, technology, work of authorship or other work product that relates to the Employer, its business or its customers and that Executive conceives, develops, or delivers to the Employer or that otherwise arises out of the services provided by the Executive to the Employer hereunder, at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer. If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive’s work for the Employer, the Executive agrees to identify the pre-existing items to the Employer, and the Executive grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items. The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

7.

Protection of Trade Secrets.    The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Employer during or after his employment. For the purposes hereof, “Trade Secret” means information, including, without limitation, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a process, a drawing, financial data, financial plans, product plans, information on customers or a list of actual or potential customers or suppliers, which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

8.

Protection of Other Confidential Information.    In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during his employment and for a period of 24 months following termination of the Executive’s employment. “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 above shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy.

9.

Return of Materials.    The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive’s possession or control, including all copies thereof, relating to the Employer, its business, or its customers. Upon the request of the Employer, Executive shall certify in writing compliance with the foregoing requirement.

10.

Restrictive Covenants.

a.

No Solicitation of Customers.  During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, solicit or attempt to solicit Customers to induce or encourage them to acquire or obtain from anyone other than the Employer or its subsidiaries any product or service competitive with or as a substitute for any of the Employer’s Products. For purposes of this Section, “Customer”

refers to any person or group of persons with whom the Executive had direct material contact with regard to the selling, delivery, or support of the Employer’s Products, including servicing such person’s or group’s account, during the period of 12 months preceding the termination date of Executive’s employment. The “Employer’s Products” refers to the products and services that the Employer or any of its subsidiaries or affiliates offered or sold within six months of the he termination date of Executive’s employment. This restriction does not apply after a Change in Control.

b.

No Recruitment of Personnel.  During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, solicit or induce any employee of or consultant to the Employer or any of its subsidiaries or affiliates to leave his or her position with the Employer (or the subsidiary or affiliate) for the purpose of providing banking services to another business, or recruit or attempt to recruit such persons to accept employment or any other position with another business that is providing banking services. This restriction does not apply after a Change in Control.

c.

Non-Competition Agreement.  During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not (without the prior written consent of the Employer) compete with the Employer or any of its affiliates by, directly or indirectly, forming, serving as an organizer, director, officer or employee of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located within a radius of 35 miles from the Employer’s headquarters.

d.

Independent Provisions.  The provisions in each of the above Sections 10(a), 10(b), and 10(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

11.

Successors; Binding Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the Employer and its successors and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

12.

Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

13.

Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of Florida.

14.

Non-Waiver.  Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

15.

Enforcement.  The Executive agrees that in the event of any breach or threatened breach by the Executive of any covenant contained in Section 7, 8, 10(a), 10(b), or 10(c) hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer. The Executive, therefore, agrees that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and the Executive shall pay all attorney’s fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

16.

Saving Clause.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

17.

Certain Definitions.

a.

“Cause” shall consist of any of the following:

(i)

the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes, or is reasonably likely to cause material harm to the Employer (including harm to its business reputation);

(ii)

the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud;

(iii)

the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured for thirty (30) days following written notice to the Executive of such breach;

(iv)

the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board’s good faith and reasonable judgment, is materially detrimental to the Employer’s best interest, that, if susceptible of cure, remains uncured for thirty (30) days following written notice to the Executive of such specific inappropriate behavior;

(v)

gross dereliction  of duties by the Executive; or

(vi)

repeated failures to follow promptly the lawful, reasonable instructions of the Board of Directors of the Company or the Bank.

b.

“Change in Control” shall mean the occurrence during the Term of any of the following events (except for the consummation of the transactions contemplated by the Merger Agreement which shall not be deemed to be a “Change in Control”), unless such event is a result of a Non-Control Transaction:

(i)

The individuals who, as of the Merger Effective Date, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least 50% of the Board of Directors of the Company; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved in advance by a vote of at least 50% of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest, or other actual or threatened solicitation of proxies, proxy contest, or consents by or on behalf of any person other than the Board of Directors of the Company, including by reason of any agreement intended to avoid or settle any election contest or proxy contest.

(ii)

An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change in Control.

(iii)

Consummation of: (i) a merger, consolidation, or reorganization involving the Company; (ii) a complete liquidation or dissolution of the Company; or (iii) the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

(iv)

A notice of an application is filed with the Office of Comptroller of the Currency (the “OCC”) or the Federal Reserve Board or any other bank or thrift regulatory approval (or notice of no disapproval) is granted by the Federal Reserve, the OCC, the Federal Deposit Insurance Corporation, or any other regulatory authority for permission to acquire control of the Company or any of its banking subsidiaries; provided that if the application is filed in connection with a transaction which has been approved by the Board, then the Change in Control shall not be deemed to occur until consummation of the transaction.

c.

“Good Reason” shall mean the occurrence of any of the events or conditions described in subsections (i) through (viii) hereof:

(i)

a change in the Executive’s status, title, position or responsibilities (including reporting responsibilities) which, in the Executive’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect as of the Effective Date or at any time thereafter; the assignment to the Executive of any duties or responsibilities which, in the Executive’s reasonable judgment, are inconsistent with his status, title, position or responsibilities as in effect as of the Effective Date or at any time thereafter; any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for disability or Cause, as a result of his death, or by the Executive other than for Good Reason, or any other change in condition or circumstances that in the Executive’s reasonable judgment makes it materially more difficult for the Executive to carry out the duties and responsibilities of his office than existed as of the Effective Date or at any time thereafter;

(ii)

a reduction in the Executive’s base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within 10 days of the date due;

(iii)

the Employer’s requiring the Executive to be based at any place outside a 30-mile radius from the executive offices occupied by the Executive as of the Effective Date, except for reasonably required travel on the Employer’s business which is not materially greater than such travel requirements prior to the Effective Date;

(iv)

the failure by the Employer to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within ninety (90) days preceding the effective date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive, or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within ninety (90) days preceding the effective date of a Change in Control or at any time thereafter;

(v)

the insolvency or the filing (by any party, including the Company or the Employer) of a petition for bankruptcy of the Company or the Employer, which petition is not dismissed within 60 days;

(vi)

any material breach by the Employer of any material provision of this Agreement;

(vii)

any purported termination of the Executive’s employment for Cause by the Employer which does not comply with the terms of this Agreement; or

(viii)

the failure of the Employer to obtain an agreement, satisfactory to the Executive, from any successor or assign to assume and agree to perform this Agreement, as contemplated in Section 11 hereof.

provided, however, that for a Resignation by the Executive to be for Good Reason, the Executive must notify the Employer in writing of the event giving rise to Good Reason within thirty (30) days following the occurrence of the event (or, if later, the Executive’s knowledge of the occurrence of the event), the event must remain uncured after the expiration of thirty (30) days following the delivery of written notice of such event to the Employer by the Executive, and the Executive must resign effective no later than sixty (60) days following the Employer’s failure to cure the event and must give at least thirty (30) days advance written notice prior to his effective date of resignation.

To the extent applicable, any event or condition described in clause (i) through (viii) above which occurs within ninety (90) days prior to a Change in Control but which the Executive reasonably demonstrates (A) was at the request of a third party, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to the Change in Control. The Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

d.

“Non-Control Transaction” shall mean a transaction described below:

(i)

the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

(ii)

immediately following such merger, consolidation or reorganization, the number of directors on the board of directors of the Surviving Corporation who were members of the Incumbent Board shall at least equal the number of directors who were affiliated with or appointed by the other party to the merger, consolidation or reorganization.

18.

Entire Agreement.  Subject to Section 1 above, this Agreement constitutes the entire agreement between the parties hereto as of the Effective Date and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

19.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

20.

Code Section 409A.  The parties intend for this Agreement to be interpreted in accordance with Code Section 409A and for any payment under this Agreement, to the extent subject to Code Section 409A, to be paid in compliance with Code Section 409A and the Treasury Regulations and other generally applicable guidance thereunder, such that there shall be no adverse tax consequences, interest, or penalties to the Executive as a result of such payments.  The parties agree to work together in good faith to modify this Agreement or the form or timing of any payment to the extent necessary to comply with Code Section 409A and avoid application of any taxes, penalties, or interest thereunder, and take such other actions as may be permissible to correct any failures under the Agreement to comply in operation with the requirements of Code Section 409A.

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IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

EMPLOYER

COASTAL BANKING COMPANY, INC.

By:	/s/ Edward E. Wilson
Name:	Edward E. Wilson
Title:	Chairman of Compensation Committee

CBC NATIONAL BANK

By:	/s/ Edward E. Wilson
Name:	Edward E. Wilson
Title:	Director

EXECUTIVE

/s/ Michael G. Sanchez
Name:	Michael G. Sanchez